Exhibit 10.1

first AMENDMENT TO first amended and restated executive employment agreement

This is a contractual amendment to the First Amended and Restated Executive Employment Agreement between iSpecimen, Inc. (the “Company”) and TRACY WILSON CURLEY (the “Executive”), executed on October 24th, 2022 (the “Agreement”).

WHEREAS, the Company and Executive do now mutually desire to amend the Agreement by entering into this Amendment to the Agreement (the “Amendment”).

WHEREAS, the Amendment modifies certain equity vesting schedules provided for in the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment, and such other good, and valuable consideration the receipt of which the parties hereby acknowledge, the parties agree to amend their Agreement as follows:

1.            The first paragraph of Section 2(D) shall be withdrawn in its entirety and replaced with the following:

As specific consideration for the non-competition covenants contained in the Restated Restrictive Covenant Agreement discussed below, the Company will recommend to its Board of Directors that, at the next meeting of the Board of Directors, Executive be granted an option to purchase 100,000 shares of the Company’s common stock (with an exercise price equal to not less than the current fair market value of the common stock as determined by the Board on the date of the grant (the “Option”). Provided the Executive continues to provide the Services to the Company on the applicable vesting date, the Option shall vest over a four (4) year period, with the first 25% of the shares granted pursuant to the Option vesting on the first anniversary of the Vesting Commencement Date (as defined below) and the remaining shares granted pursuant to the Option vesting in equal monthly installments over the following 36 months, such that one hundred percent (100%) of the shares shall be vested on the fourth anniversary of the Vesting Commencement Date. For purposes of the Option, the “Vesting Commencement Date” shall be June 21, 2022.

2.            Except as expressly provided in this Amendment, each and every term and condition of the Agreement, shall remain unchanged, and are, by this Amendment, specifically reaffirmed by, and binding on, the parties.

* * *

1/24/2023	/s/ Tracy Wilson Curley
Date	TRACY WILSON CURLEY

ISPECIMEN, INC.

1/24/2023	/s/ Steve Gullans
Date	By:	Steve Gullans
	Title:	Board Director